Exhibit 107

Calculation of Filing Fee Table

Form F-3D

(Form Type)

B2Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares without par value	457(c)	129,693,690 (2)	$3.04 (3)	$394,268,818	$ 0.0001102	$43,449
Total Offering Amounts					$394,268,818		$43,449
Total Fee Offsets							-
Net Fee Due							$43,449

(1)	Represents common shares, without par value ("Common Shares"), that may be issued under the B2Gold Corp. Dividend Reinvestment Plan (the "DRIP"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional Common Shares that may be issued as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding Common Shares.
(2)	Represents the number of Common Shares reserved for issuance under the DRIP.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant's Common Shares as reported on the NYSE American on August 21, 2023.